EXHIBIT 10.13

ALZA Corporation
Amended and Restated Executive Deferral Plan II
1999 Amendment 2

     ALZA Corporation, a Delaware corporation (the "Company"), pursuant to the power granted to it by Section 10.2 of the ALZA Corporation Amended and Restated Executive Deferral Plan II (the "Plan"), hereby amends the Plan, as follows, effective as of May 7, 1999.

1.   Section 6.3 is amended in its entirety to read as follows:

     "Benefit Period. The Survivor Benefit shall be paid according to the following schedule:

               EDP II Account Balance	Distribution Period
               Up to $100,000             	Lump Sum
               $100,001 to $250,000             5 Years
               $250,001 to $500,000            10 Years
               $500,001 or More                15 Years

     Interest shall be credited on the unpaid balance at the Preferred Distribution Rate. The lump sum payment, or the initial installment payment, of the Survivor Benefit shall commence within ninety (90) days of the delivery to the Company of proof of death, in such form as determined acceptable by the Committee. Any subsequent annual installment payments shall be made prior to February 28 of each calendar year thereafter until the Participant's EDP II Account balance is paid in full."

2. Except as expressly provided herein, the provisions of the Plan continue in their entirety as set forth immediately prior to the effective date of this amendment.

     The Company has caused this Amendment to be signed by its duly authorized officer as of the date written below.


                              ALZA Corporation, a Delaware Corporation


                              By:  David R. Hoffmann
                              Its: Vice President and Treasurer
                              Date:May 14, 1999